Exhibit 99.1

FOR IMMEDIATE RELEASE

METROCITY BANKSHARES, INC. REPORTS EARNINGS FOR THIRD QUARTER 2020

ATLANTA, GA (October 23, 2020) – MetroCity Bankshares, Inc. (“MetroCity” or the “Company”) (NASDAQ: MCBS), holding company for Metro City Bank (the “Bank”), today reported net income of $9.4 million, or $0.36 per diluted share, for the third quarter of 2020, compared to $7.7 million, or $0.30 per diluted share, for the second quarter of 2020, and $12.4 million, or $0.50 per diluted share, for the third quarter of 2019.

Third Quarter 2020 Highlights:

●	Annualized return on average assets was 2.20%, compared to 1.89% for the second quarter of 2020 and 3.07% for the third quarter of 2019.
●	Annualized return on average equity was 16.22%, compared to 13.92% for the second quarter of 2020 and 26.44% for the third quarter of 2019.
●	Efficiency ratio of 42.5%, compared to 45.6% for the second quarter of 2020 and 37.7% for the third quarter of 2019.
●	Total loans increased by $94.9 million, or 7.0%, to $1.46 billion from the previous quarter.
●	Annualized net charge-off to average loans for the quarter was 0.00%, compared to 0.01% for the second quarter of 2020 and a net recovery ratio of 0.11% for the third quarter of 2019.

COVID-19 Pandemic

The Company prioritizes the health and safety of its employees and customers, and has taken protective measures such as implementing remote work arrangements to the fullest extent possible and by adjusting banking center hours and operational measures to promote social distancing, and it will continue to do so throughout the duration of the pandemic. At the same time, the Company continues to closely monitor the effects of the COVID-19 pandemic on our loan and deposit customers, and is assessing the risks in our loan portfolio and working with our customers to reduce the pandemic’s impact on them while minimizing losses for the Company. In addition, the Company remains focused on improving shareholder value, managing credit exposure, monitoring expenses, enhancing the customer experience and supporting the communities it serves.

We have implemented loan programs to allow customers who are experiencing hardships from the COVID-19 pandemic to defer loan principal and interest payments for up to six months. The Small Business Administration (SBA) also guaranteed the principal and interest payments of all our SBA loan customers for six months through the end of September 2020. As of September 30, 2020, we had 24 non-SBA commercial customers with outstanding loan balances totaling $82.5 million who were approved for a second round of payment deferrals. This is a significant decline from the first round of payment deferrals that were granted to our non-SBA commercial customers (89 non-SBA commercial customers with outstanding balances totaling $157.5 million as of June 30, 2020). Included in the second round of non-SBA payment deferrals were 15 loans totaling $61.5 million with a weighted average loan-to-value (“LTV”) of 54.6% in the hotel industry and only one loan totaling $495,000 in the restaurant industry, which are two industries heavily impacted by the COVID-19 pandemic. As of September 30, 2020, the Company had 50 loans totaling $122.9 million in the hotel industry and 116 loans totaling $35.6 million in the restaurant industry.

As a preferred SBA lender, we participated in the SBA Paycheck Protection Program under the Coronavirus Aid, Relief and Economic Security Act to help provide loans to our business customers in need. As of September 30, 2020, the Company had approved and funded over 1,800 PPP loans totaling $96.9 million. The PPP loans were funded with our current cash balances. As of October 22, 2020, none of our PPP loans had been granted a loan forgiveness by the SBA.

As of September 30, 2020, our residential real estate loan portfolio made up 56.7% of our total loan portfolio and had a weighted average amortized LTV of approximately 55.8%. As of September 30, 2020, only 1.7% of our residential mortgages had been granted a second hardship payment deferral covering principal and interest payments for up to three months. This is a significant decrease from the first round of payment deferrals granted during the second quarter of 2020, which made up 19.2% of our residential mortgage balances as of June 30, 2020.

Based on the Company’s capital levels, conservative underwriting policies, low loan-to-value ratios, and strong liquidity position, management expects to be able to assist the Company’s customers and communities during these difficult times, manage the economic risks and uncertainties associated with the COVID-19 pandemic and remain adequately capitalized.

Results of Operations

Net Income

Net income was $9.4 million for the third quarter of 2020, an increase of $1.7 million, or 21.3%, from $7.7 million for the second quarter of 2020. This increase was primarily due to the increase in noninterest income of $2.5 million, partially offset by the increase in provision for loan losses of $389,000 and the increase in noninterest expense of $426,000 while net interest income remained flat. Net income decreased $3.0 million, or 24.0%, in the third quarter of 2020 compared to net income of $12.4 million for the third quarter of 2019. This decrease was primarily due to the decrease in noninterest income of $3.0 million and a $1.5 million increase in provision for loan losses, partially offset by the decrease in provision for income taxes of $1.5 while net interest income and noninterest expense remained flat.

Net Interest Income and Net Interest Margin

Interest income totaled $18.1 million for the third quarter of 2020, a decrease of $952,000, or 5.0%, from the previous quarter, primarily due to a 64 basis points decrease in the yield on average loans. We recognized no PPP loan fee income during the third quarter of 2020 compared to $1.2 million recognized during the second quarter of 2020 as we reevaluated the estimated life of our PPP loan fee amortization period, extending it from 9 months to 24 months due to the uncertainty of the PPP loan forgiveness process. As compared to the third quarter of 2019, interest income decreased by $3.8 million, or 17.2%, primarily due to a 117 basis points decrease in the yield on average loans.

Interest expense totaled $2.2 million for the third quarter of 2020, a decrease of $1.0 million, or 32.3%, from the previous quarter, primarily due to a 44 basis points decrease in deposit costs coupled with a $34.0 million decrease in average balances for total interest-bearing deposits. As compared to the third quarter of 2019, interest expense decreased by $3.7 million, or 63.0%, primarily due to a 135 basis points decrease in deposit costs coupled with a $270.1 million decrease in average time deposit balances.

The net interest margin for the third quarter of 2020 was 3.97% compared to 4.09% for the previous quarter, a decrease of 12 basis points. The cost of interest-bearing liabilities for the third quarter of 2020 decreased by 41 basis points to 0.91% compared with the previous quarter, while the yield on interest-earning assets for the third quarter of 2020 decreased by 42 basis points to 4.51% from 4.93% for the previous quarter. Average earning assets increased by $42.4 million from the previous quarter, primarily due to an increase in average loans of $76.9 million, offset by a $34.3 million decrease in average interest-earning cash accounts. Average interest-bearing liabilities decreased by $32.5 million from the previous quarter as average interest-bearing deposits decreased by $34.0 million and average borrowings increased by only $1.5 million. The inclusion of PPP loan average balances had a 36 basis points impact on the yield on average loans and a 25 basis points impact on the net interest margin.

As compared to the same period a year ago, the net interest margin for the third quarter of 2020 decreased by 25 basis points to 3.97% from 4.22%, primarily due to a 132 basis point decrease in the cost of interest-bearing liabilities of $954.7 million and a decrease of 127 basis points in the yield on average interest-earning assets of $1.60 billion. Average earning assets increased by $95.4 million from the third quarter of 2019, primarily due to an increase of $25.0 million in securities purchased under agreements to resell and a $77.2 million increase in average loans. Average interest-bearing liabilities decreased by $101.9 million from the third quarter of 2019, primarily driven by a decrease in average interest-bearing deposits of $149.4 million, offset by an increase in average borrowings of $47.5 million.

Noninterest Income

Noninterest income for the third quarter of 2020 was $8.0 million, an increase of $2.5 million, or 44.8%, from the second quarter of 2020, primarily due to a $1.7 million fair value adjustment gain on our SBA servicing asset and higher mortgage loan fees as mortgage volume significantly increased during the quarter. We also recorded a $89,000 fair value impairment charge on our mortgage servicing asset. These servicing asset adjustments had a $0.05 per share impact on our diluted earnings per share for the quarter.

Compared to the same period a year ago, noninterest income for the quarter decreased by $3.0 million, or 27.6%, primarily due to the decrease in mortgage loan fees, mortgage servicing income and gains earned from the sales of mortgage loans. Mortgage loan originations totaled $120.3 million during the third quarter of 2020 compared to $163.5 million during the third quarter of 2019. There were no mortgage loan sales during the third quarter of 2020 compared to mortgage loan sales of $152.5 million during the same period a year ago.

Noninterest Expense

Noninterest expense for the third quarter of 2020 totaled $10.2 million, an increase of $426,000, or 4.4%, from $9.7 million for the second quarter of 2020. The increase was primarily attributable to higher salaries and employee benefits. Noninterest expense remained flat compared to the third quarter of 2019.

The Company’s efficiency ratio was 42.5% in the third quarter of 2020 compared with 45.6% and 37.7% for the second quarter of 2020 and third quarter of 2019, respectively. For the nine months ended September 30, 2020, the efficiency ratio was 43.7% compared with 39.4% for the same period in 2019.

Income Tax Expense

The Company’s effective tax rate for the third quarter of 2020 was 23.7%, compared to 26.7% for the second quarter of 2020 and 26.5% for the third quarter of 2019. The decrease in the effective tax rate for the third quarter of 2020 was due to Georgia state tax credits recognized during the quarter.

Balance Sheet

Total Assets

Total assets were $1.74 billion at September 30, 2020, an increase of $18.1 million, or 1.1%, from $1.72 billion at June 30, 2020, and an increase of $95.1 million, or 5.8%, from $1.64 billion at September 30, 2019. The $18.1 million increase from the prior quarter was primarily due to increases in loans of $94.9 million and bank owned life insurance of $15.1 million, partially offset by a $99.1 million decrease in cash and due from banks. The $95.1 million increase from the prior year quarter was primarily due to increases in securities purchased under agreements to resell of $25.0 million, loans of $200.9 million, and bank owned life insurance of $15.5 million, partially offset by a $155.7 million decrease in cash and due from banks.

Loans

Loans held for investment at September 30, 2020, were $1.46 billion, an increase of $94.9 million, or 7.0%, compared to $1.36 billion at June 30, 2020, and an increase of $200.9 million, or 16.0%, compared to $1.26 billion at September 30, 2019. The increase from prior quarter was primarily due to a $75.8 million increase in residential mortgages, $18.6 million increase in commercial real estate loans and a $5.3 million increase in commercial and industrial loans. Included in commercial and industrial loans are PPP loans totaling $96.9 million as of September 30, 2020. There were no loans classified as held for sale at September 30, 2020, June 30, 2020 or September 30, 2019.

Deposits

Total deposits at September 30, 2020 were $1.34 billion, a decrease of $12.1 million, or 0.9%, compared to total deposits of $1.35 billion at June 30, 2020, and slight increase of $2.4 million, or 0.2%, compared to total deposits of $1.34 billion at September 30, 2019. The decrease from the prior quarter was primarily due to the $110.2 million decrease in time deposits, partially offset by a $82.0 million increase in money market accounts and an $11.5 million increase in noninterest bearing deposits. The increase in money market accounts was partially due to the addition of a $40.0 million brokered money market account during the quarter.

Noninterest bearing deposits were $460.7 million at September 30, 2020, compared to $449.2 million at June 30, 2020, and $311.2 million at September 30, 2019. Noninterest bearing deposits constituted 34.4% of total deposits at September 30, 2020, compared to 33.3% at June 30, 2020, and 23.3% at September 30, 2019. Interest bearing deposits were $877.1 million at September 30, 2020, compared to $900.7 million at June 30, 2020, and $1.0 billion at September 30, 2019. Interest bearing deposits constituted 65.6% of total deposits at September 30, 2020, compared to 66.7% at June 30, 2020, and 76.7% at September 30, 2019.

Asset Quality

The Company recorded provision for loan losses of $1.5 million during the third quarter of 2020. Annualized net charge-offs to average loans for the third quarter of 2020 was 0.00%, compared to 0.01% for the second quarter of 2020, and a net recovery of 0.11% for the third quarter of 2019. We continue to increase the qualitative factors in our allowance for loan losses calculation for the economic uncertainties caused by the COVID-19 pandemic resulting in the increased provision expense recorded during the quarter. The Company is not required to implement the provisions of the current expected credit losses accounting standard issued by the Financial Accounting Standards Board in the Accounting Standards Update No. 2016-13 until January 1, 2023, and is continuing to account for the allowance for loan losses under the incurred loss model.

Nonperforming assets totaled $17.5 million, or 1.01% of total assets, at September 30, 2020, an increase of $3.8 million from $13.7 million, or 0.79% of total assets, at June 30, 2020, and an increase of $2.6 million from $14.9 million, or 0.91% of total assets, at September 30, 2019. The increase during the quarter was primarily due to a $4.6 million increase in accruing troubled debt restructured loans, offset by a $605,000 decrease in nonaccrual loans and $141,000 decrease in other real estate owned.

Allowance for loan losses as a percentage of total loans was 0.64% at September 30, 2020, compared to 0.58% at June 30, 2020 and 0.54% at September 30, 2019. Excluding outstanding PPP loans of $96.9 million as of September 30, 2020, the allowance for loan losses as a percentage of total loans was 0.68%. Allowance for loan losses as a percentage of nonperforming loans was 54.24% at September 30, 2020, compared to 59.66% and 47.19% at June 30, 2020 and September 30, 2019, respectively.

About MetroCity Bankshares, Inc.

MetroCity Bankshares, Inc. is a Georgia corporation and a bank holding company for its wholly-owned banking subsidiary, Metro City Bank, which is headquartered in the Atlanta metropolitan area. Founded in 2006, Metro City Bank currently operates 19 full-service branch locations in multi-ethnic communities in Alabama, Florida, Georgia, New York, New Jersey, Texas and Virginia. To learn more about Metro City Bank, visit www.metrocitybank.bank.

Forward-Looking Statements

Statements in this press release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, including statements regarding the potential effects of the COVID-19 pandemic on our business and financial results and conditions, constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not historical in nature and often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this press release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this press release and could cause us to make changes to our future plans. Factors that might cause such differences include, but are not limited to: business and economic conditions, particularly those affecting the financial services; the impact of the COVID-19 pandemic on the Company’s assets, business, cash flows, financial condition, liquidity, prospects and results of operations; potential increases in the provision for loan losses resulting from the COVID-19 pandemic; changes in the interest rate environment, including changes to the federal funds rate; competition in our markets that may result in increased funding costs or reduced earning assets yields, thus reducing margins and net interest income; interest rate fluctuations, which could have an adverse effect on the Company’s profitability; legislation or regulatory changes which could adversely affect the ability of the consolidated

Company to conduct business combinations or new operations, including changes to statutes, regulations or regulatory policies or practices as a result of, or in response to COVID-19; and adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of the Company’s participation in and execution of government programs related to the COVID-19 pandemic. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 19, 2020, and in other documents that we file with the SEC from time to time, which are available on the SEC’s website, http://www.sec.gov. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this press release are qualified in their entirety by this cautionary statement.

Contacts

Farid Tan	Lucas Stewart
President & Chief Financial Officer	Chief Accounting Officer
770-455-4978	678-580-6414
faridtan@metrocitybank.bank	lucasstewart@metrocitybank.bank

METROCITY BANKSHARES, INC.

SELECTED FINANCIAL DATA

	As of and for the Three Months Ended					As of and for the Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
(Dollars in thousands, except per share data)	2020	2020	2020	2019	2019	2020	2019
Selected income statement data:
Interest income	$18,131	$19,083	$20,556	$20,625	$21,908	$57,770	$62,588
Interest expense	2,192	3,240	4,646	5,681	5,929	10,078	16,557
Net interest income	15,939	15,843	15,910	14,944	15,979	47,962	46,031
Provision for loan losses	1,450	1,061	—	—	—	2,511	—
Noninterest income	7,964	5,500	7,509	9,360	11,001	21,073	30,533
Noninterest expense	10,150	9,724	10,049	9,840	10,162	30,023	30,160
Income tax expense	2,918	2,819	3,554	3,794	4,462	9,291	12,356
Net income	9,385	7,739	9,816	10,670	12,356	26,940	34,048
Per share data:
Basic income per share	$0.37	$0.30	$0.38	$0.42	$0.51	$1.05	$1.40
Diluted income per share	$0.36	$0.30	$0.38	$0.42	$0.50	$1.05	$1.39
Dividends per share	$0.09	$0.11	$0.11	$0.11	$0.11	$0.31	$0.31
Book value per share (at period end)	$9.23	$8.94	$8.76	$8.49	$8.00	$9.23	$8.00
Shares of common stock outstanding	25,674,067	25,674,067	25,529,891	25,529,891	24,305,378	25,674,067	24,305,378
Weighted average diluted shares	25,858,741	25,717,339	25,736,435	25,586,733	24,502,621	25,774,500	24,440,485
Performance ratios:
Return on average assets	2.20%	1.89%	2.44%	2.57%	3.07%	2.17%	2.98%
Return on average equity	16.22	13.92	18.21	20.40	26.44	16.10	25.81
Dividend payout ratio	24.78	36.53	28.80	26.36	21.79	29.62	22.29
Yield on total loans	5.05	5.69	6.11	6.04	6.22	5.60	6.17
Yield on average earning assets	4.51	4.93	5.42	5.27	5.78	4.95	5.80
Cost of average interest bearing liabilities	0.91	1.32	1.78	2.06	2.23	1.35	2.19
Cost of deposits	0.94	1.38	1.86	2.15	2.29	1.41	2.21
Net interest margin	3.97	4.09	4.19	3.82	4.22	4.08	4.27
Efficiency ratio(1)	42.46	45.56	42.91	40.49	37.66	43.66	39.39
Asset quality data (at period end):
Net charge-offs/(recoveries) to average loans held for investment	0.00%	0.01%	(0.01)%	0.00%	(0.11)%	0.00%	(0.02)%
Nonperforming assets to gross loans and OREO	1.19	1.00	1.13	1.30	1.18	1.19	1.18
ALL to nonperforming loans	54.24	59.66	49.47	46.54	47.19	54.24	47.19
ALL to loans held for investment	0.64	0.58	0.54	0.59	0.54	0.64	0.54
Balance sheet and capital ratios:
Gross loans held for investment to deposits	109.50%	101.48%	101.67%	88.97%	94.46%	109.50%	94.46%
Noninterest bearing deposits to deposits	34.44	33.28	25.83	22.34	23.30	34.44	23.30
Common equity to assets	13.63	13.32	13.94	13.28	11.82	13.63	11.82
Leverage ratio	13.44	13.44	13.40	12.70	11.68	13.44	11.68
Common equity tier 1 ratio	20.20	21.75	21.75	21.31	18.82	20.20	18.82
Tier 1 risk-based capital ratio	20.20	21.75	21.75	21.31	18.82	20.20	18.82
Total risk-based capital ratio	21.03	22.53	22.44	22.01	19.51	21.03	19.51
Mortgage and SBA loan data:
Mortgage loans serviced for others	$1,063,500	$1,136,824	$1,186,825	$1,168,601	$1,122,551	$1,063,500	$1,122,551
Mortgage loan production	120,337	48,850	120,076	112,259	163,517	289,263	503,298
Mortgage loan sales	—	—	92,737	106,548	152,503	92,737	413,519
SBA loans serviced for others	500,047	476,629	464,576	441,593	446,266	500,047	446,266
SBA loan production	52,742	114,899	43,447	30,763	48,878	211,088	124,284
SBA loan sales	37,923	35,247	29,958	30,065	28,914	103,128	88,340

(1)	Represents noninterest expense divided by the sum of net interest income plus noninterest income.

METROCITY BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands, except per share data)	2020	2020	2020	2019	2019
ASSETS
Cash and due from banks	$109,263	$208,325	$201,020	$270,496	$264,981
Federal funds sold	17,268	7,444	6,618	5,917	9,567
Cash and cash equivalents	126,531	215,769	207,638	276,413	274,548
Securities purchased under agreements to resell	40,000	40,000	40,000	15,000	15,000
Securities available for sale (at fair value)	18,204	18,415	18,182	15,695	15,913
Loans	1,459,899	1,364,989	1,261,603	1,161,162	1,259,046
Allowance for loan losses	(9,339)	(7,894)	(6,859)	(6,839)	(6,850)
Loans less allowance for loan losses	1,450,560	1,357,095	1,254,744	1,154,323	1,252,196
Loans held for sale	—	—	—	85,793	—
Accrued interest receivable	7,999	8,270	5,534	5,101	5,465
Federal Home Loan Bank stock	5,723	4,873	4,873	3,842	3,842
Premises and equipment, net	14,083	14,231	14,344	14,460	14,484
Operating lease right-of-use asset	10,786	11,220	11,663	11,957	12,431
Foreclosed real estate, net	282	423	423	423	423
SBA servicing asset, net	10,173	8,446	7,598	8,188	8,566
Mortgage servicing asset, net	14,599	16,064	16,791	18,068	17,740
Bank owned life insurance	35,578	20,450	20,335	20,219	20,101
Other assets	5,355	6,501	2,417	2,376	4,036
Total assets	$1,739,873	$1,721,757	$1,604,542	$1,631,858	$1,644,745

LIABILITIES
Noninterest-bearing deposits	$460,679	$449,185	$320,982	$292,008	$311,198
Interest-bearing deposits	877,112	900,713	921,899	1,015,369	1,024,154
Total deposits	1,337,791	1,349,898	1,242,881	1,307,377	1,335,352
Federal Home Loan Bank advances	100,000	80,000	80,000	60,000	60,000
Other borrowings	491	3,060	3,097	3,129	3,154
Operating lease liability	11,342	11,769	12,198	12,476	12,922
Accrued interest payable	310	549	760	890	940
Other liabilities	52,843	47,060	41,871	31,262	37,955
Total liabilities	$1,502,777	$1,492,336	$1,380,807	$1,415,134	$1,450,323

SHAREHOLDERS' EQUITY
Preferred stock	—	—	—	—	—
Common stock	257	257	255	255	243
Additional paid-in capital	55,098	54,524	54,142	53,854	39,526
Retained earnings	181,576	174,518	169,606	162,616	154,652
Accumulated other comprehensive income (loss)	165	122	(268)	(1)	1
Total shareholders' equity	237,096	229,421	223,735	216,724	194,422
Total liabilities and shareholders' equity	$1,739,873	$1,721,757	$1,604,542	$1,631,858	$1,644,745

METROCITY BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
(Dollars in thousands, except per share data)	2020	2020	2020	2019	2019	2020	2019
Interest and dividend income:
Loans, including Fees	$17,880	$18,826	$19,508	$19,483	$20,857	$56,214	$59,855
Other investment income	187	196	882	1,023	907	1,265	2,271
Federal funds sold	64	61	166	119	144	291	462
Total interest income	18,131	19,083	20,556	20,625	21,908	57,770	62,588

Interest expense:
Deposits	2,046	3,096	4,514	5,576	5,873	9,656	16,375
FHLB advances and other borrowings	146	144	132	105	56	422	182
Total interest expense	2,192	3,240	4,646	5,681	5,929	10,078	16,557

Net interest income	15,939	15,843	15,910	14,944	15,979	47,692	46,031

Provision for loan losses	1,450	1,061	—	—	—	2,511	—

Net interest income after provision for loan losses	14,489	14,782	15,910	14,944	15,979	45,181	46,031

Noninterest income:
Service charges on deposit accounts	215	202	287	296	294	704	811
Other service charges, commissions and fees	2,023	970	2,203	2,335	2,592	5,196	8,049
Gain on sale of residential mortgage loans	—	—	2,529	2,687	2,901	2,529	6,454
Mortgage servicing income, net	235	783	372	2,046	2,594	1,390	7,248
Gain on sale of SBA loans	2,265	1,276	1,301	1,148	1,404	4,842	3,080
SBA servicing income, net	2,931	1,959	516	665	900	5,406	4,296
Other income	295	310	401	183	316	1,006	595
Total noninterest income	7,964	5,500	7,609	9,360	11,001	21,073	30,533

Noninterest expense:
Salaries and employee benefits	6,416	5,749	6,513	5,997	6,573	18,678	18,926
Occupancy	1,302	1,277	1,211	1,202	1,161	3,790	3,547
Data Processing	287	201	277	264	245	765	765
Advertising	127	140	161	194	142	428	455
Other expenses	2,018	2,357	1,987	2,183	2,041	6,362	6,467
Total noninterest expense	10,150	9,724	10,149	9,840	10,162	30,023	30,160

Income before provision for income taxes	12,303	10,558	13,370	14,464	16,818	36,231	46,404
Provision for income taxes	2,918	2,819	3,554	3,794	4,462	9,291	12,356
Net income available to common shareholders	$9,385	$7,739	$9,816	$10,670	$12,356	$26,940	$34,048

METROCITY BANKSHARES, INC.

AVERAGE BALANCES AND YIELDS/RATES

	Three Months Ended
	September 30, 2020			June 30, 2020			September 30, 2019
	Average	Interest and	Yield /	Average	Interest and	Yield /	Average	Interest and	Yield /
(Dollars in thousands)	Balance	Fees	Rate	Balance	Fees	Rate	Balance	Fees	Rate
Earning Assets:
Federal funds sold and other investments(1)	$132,781	$87	0.26%	$167,059	$97	0.23%	$141,239	$842	2.37%
Securities purchased under agreements to resell	40,000	61	0.61	40,000	57	0.57	15,000	107	2.83
Securities available for sale	18,161	103	2.26	18,410	103	2.25	16,486	102	2.45
Total investments	190,942	251	0.52	225,469	257	0.46	172,725	1,051	2.41
Construction and development	33,587	414	4.90	31,617	421	5.36	34,903	579	6.58
Commercial real estate	476,174	6,417	5.36	472,113	6,246	5.32	474,455	8,210	6.87
Commercial and industrial	139,083	870	2.49	111,629	2,076	7.48	46,931	837	7.08
Residential real estate	757,982	10,132	5.32	714,095	10,025	5.65	772,068	11,181	5.75
Consumer and other	844	47	22.15	1,275	58	18.30	2,142	50	9.26
Gross loans(2)	1,407,670	17,880	5.05	1,330,729	18,826	5.69	1,330,499	20,857	6.22
Total earning assets	1,598,612	18,131	4.51	1,556,198	19,083	4.93	1,503,224	21,908	5.78
Noninterest-earning assets	96,234			93,152			95,437
Total assets	1,694,846			1,649,350			1,598,661
Interest-bearing liabilities:
NOW and savings deposits	73,299	42	0.23	64,081	40	0.25	49,880	40	0.32
Money market deposits	250,200	341	0.54	207,785	393	0.76	152,867	822	2.13
Time deposits	546,648	1,663	1.21	632,257	2,663	1.69	816,752	5,011	2.43
Total interest-bearing deposits	870,147	2,046	0.94	904,123	3,096	1.38	1,019,499	5,873	2.29
Borrowings	84,564	146	0.69	83,096	144	0.70	37,075	56	0.60
Total interest-bearing liabilities	954,711	2,192	0.91	987,219	3,240	1.32	1,056,574	5,929	2.23
Noninterest-bearing liabilities:
Noninterest-bearing deposits	445,970			377,136			303,759
Other noninterest-bearing liabilities	64,045			61,449			52,954
Total noninterest-bearing liabilities	510,015			438,585			356,713
Shareholders' equity	230,120			223,546			185,374
Total liabilities and shareholders' equity	$1,694,846			$1,649,350			$1,598,661
Net interest income		$15,939			$15,843			$15,979
Net interest spread			3.60			3.61			3.55
Net interest margin			3.97			4.09			4.22

(1)	Includes income and average balances for term federal funds sold, interest-earning cash accounts and other miscellaneous interest-earning assets.
(2)	Average loan balances include nonaccrual loans and loans held for sale.

METROCITY BANKSHARES, INC.

AVERAGE BALANCES AND YIELDS/RATES

	Nine Months Ended
	September 30, 2020			September 30, 2019
	Average	Interest and	Yield /	Average	Interest and	Yield /
(Dollars in thousands)	Balance	Fees	Rate	Balance	Fees	Rate
Earning Assets:
Federal funds sold and other investments(1)	$164,287	$986	0.80%	$112,310	$2,056	2.45%
Securities purchased under agreements to resell	37,354	258	0.92	15,000	334	2.98
Securities available for sale	17,747	312	2.35	17,949	343	2.55
Total investments	219,388	1,556	0.95	145,259	2,733	2.52
Construction and development	30,822	1,232	5.34	34,598	1,721	6.65
Commercial real estate	475,036	19,913	5.60	453,741	23,109	6.81
Commercial and industrial	103,680	3,925	5.06	41,096	2,229	7.25
Residential real estate	730,283	30,997	5.67	764,873	32,636	5.70
Consumer and other	1,233	147	15.93	2,490	160	8.59
Gross loans(2)	1,341,054	56,214	5.60	1,296,798	59,855	6.17
Total earning assets	1,560,442	57,770	4.95	1,442,057	62,588	5.80
Noninterest-earning assets	94,284			83,947
Total assets	1,654,726			1,526,004
Interest-bearing liabilities:
NOW and savings deposits	65,223	125	0.26	52,007	132	0.34
Money market deposits	231,414	1,403	0.81	119,931	1,957	2.18
Time deposits	619,118	8,128	1.75	819,510	14,286	2.33
Total interest-bearing deposits	915,755	9,656	1.41	991,448	16,375	2.21
Borrowings	81,191	422	0.69	21,529	182	1.13
Total interest-bearing liabilities	996,946	10,078	1.35	1,012,977	16,557	2.19
Noninterest-bearing liabilities:
Noninterest-bearing deposits	374,310			300,851
Other noninterest-bearing liabilities	59,954			35,791
Total noninterest-bearing liabilities	434,264			336,642
Shareholders' equity	223,516			176,385
Total liabilities and shareholders' equity	$1,654,726			$1,526,004
Net interest income		$47,692			$46,031
Net interest spread			3.60			3.61
Net interest margin			4.08			4.27

(1)	Includes income and average balances for term federal funds sold, interest-earning cash accounts and other miscellaneous interest-earning assets.
(2)	Average loan balances include nonaccrual loans and loans held for sale.

METROCITY BANKSHARES, INC.

LOAN DATA

	As of the Quarter Ended
	September 30, 2020		June 30, 2020		March 31, 2020		December 31, 2019		September 30, 2019
		% of		% of		% of		% of		% of
(Dollars in thousands)	Amount	Total	Amount	Total	Amount	Total	Amount	Total	Amount	Total
Construction and Development	$38,607	2.6%	$42,847	3.1%	$36,477	2.9%	$31,739	2.7%	$42,106	3.3%
Commercial Real Estate	447,596	30.6	429,019	31.3	431,205	34.1	424,950	36.5	436,692	34.6
Commercial and Industrial	146,880	10.0	141,540	10.3	60,183	4.8	53,105	4.6	47,247	3.8
Residential Real Estate	831,334	56.7	755,521	55.2	734,262	58.1	651,645	56.0	733,702	58.2
Consumer and other	505	0.1	967	0.1	1,454	0.1	1,768	0.2	1,658	0.1
Gross loans	$1,464,922	100.0%	$1,369,894	100.0%	$1,263,581	100.0%	$1,163,207	100.0%	$1,261,405	100.0%
Unearned income	(5,023)		(4,905)		(1,978)		(2,045)		(2,359)
Allowance for loan losses	(9,339)		(7,894)		(6,859)		(6,839)		(6,850)
Net loans	$1,450,560		$1,357,095		$1,254,744		$1,154,323		$1,252,196

METROCITY BANKSHARES, INC.

NONPERFORMING ASSETS

	As of the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2020	2020	2020	2019	2019
Nonaccrual loans	$9,730	$10,335	$10,944	$12,236	$11,039
Past due loans 90 days or more and still accruing	—	—	—	—	509
Accruing troubled debt restructured loans	7,487	2,896	2,922	2,459	2,969
Total non-performing loans	17,217	13,231	13,866	14,695	14,517
Other real estate owned	282	423	423	423	423
Total non-performing assets	$17,499	$13,654	$14,289	$15,118	$14,940

Nonperforming loans to gross loans	1.18%	0.97%	1.10%	1.26%	1.15%
Nonperforming assets to total assets	1.01	0.79	0.89	0.93	0.91
Allowance for loan losses to non-performing loans	54.24	59.66	49.47	46.54	47.19

METROCITY BANKSHARES, INC.

ALLOWANCE FOR LOAN LOSSES

	As of and for the Three Months Ended					As of and for the Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
(Dollars in thousands)	2020	2020	2020	2019	2019	2020	2019
Balance, beginning of period	$7,894	$6,859	$6,839	$6,850	$6,483	$6,839	$6,645
Net charge-offs/(recoveries):
Construction and development	—	—	—	—	—	—	—
Commercial real estate	(3)	(3)	(2)	(3)	(501)	(8)	(512)
Commercial and industrial	—	—	(25)	—	—	(25)	14
Residential real estate	—	—	—	—	—	—	—
Consumer and other	8	29	7	14	134	44	293
Total net charge-offs/(recoveries)	5	26	(20)	11	(367)	11	(205)
Provision for loan losses	1,450	1,061	—	—	—	2,511	—
Balance, end of period	$9,339	$7,894	$6,859	$6,839	$6,850	$9,339	$6,850
Total loans at end of period	$1,464,922	$1,369,894	$1,263,581	$1,163,207	$1,261,405	$1,464,922	$1,261,405
Average loans(1)	$1,407,670	$1,330,729	$1,241,138	$1,236,392	$1,295,657	$1,319,606	$1,229,866
Net charge-offs to average loans	0.00%	0.01%	(0.01)%	0.00%	(0.11)%	0.00%	(0.02)%
Allowance for loan losses to total loans	0.64	0.58	0.54	0.59	0.54	0.64	0.54

(1)	Excludes loans held for sale